UNITED STATES

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Harman International Industries, Incorporated

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Harman International Industries, Incorporated

Annual Meeting of Stockholders

December 4, 2013

Supplemental Information Regarding

Election of Dr. Jiren Liu as a Director

November 21, 2013

Dear Harman Investor,

As you are aware, HARMAN will be holding its Annual General Meeting on December 4, 2013 at 11:00 a.m. virtually at www.virtualshareholdermeeting.com/HAR2013. At this meeting HARMAN shareholders will vote for the election of directors.

Both Institutional Shareholders Services Inc. (“ISS”) and Glass Lewis & Co. have recommended that shareholders not support Dr. Jiren Liu for re-election in part due to his attendance at less than 75% of the Harman Board meetings this past year. Dr. Liu has been an outstanding member of the HARMAN Board of Directors since 2009. During his tenure, Dr. Liu has been an extremely valuable board member. He has provided guidance and important insights with respect to our growth in China. He is highly respected in Asia and Europe and received several corporate leadership awards by CNBC, World Economic Forum and other institutions. He has traveled extensively with HARMAN management and the board and introduced HARMAN to numerous Chinese, German and US corporations.

Capitalizing on growth in the emerging markets is one of our strategic pillars for creating long term shareholder value. In fiscal year 2009, our revenues in the emerging BRIC markets were $53 million and in fiscal year 2013 our revenues grew to $550 million. Of the four BRIC markets, China is our largest. In addition, our automotive backlog now includes awards from more than half a dozen local Chinese automakers.

Dr. Liu’s technical expertise also plays a critical role on our board. He provides incredible insights and guidance to the management team on matters related to technology and innovation, as well as the development of top engineering talent. Dr. Liu has helped HARMAN to develop relationships and collaborations with Chinese and other global universities and technical institutions.

Harman’s Nominating and Governance Committee and I strongly believe that HARMAN will benefit from Dr. Liu continuing as a member of our Board of Directors. I encourage you to disregard his less than 75% attendance at the board meetings which was an anomaly this past year and take his contributions into account when voting this year or consider changing your vote if you followed the ISS / Glass Lewis recommendation in this matter.

Regards,

Dinesh Paliwal

Chairman, Chief Executive Officer, and President

HARMAN, International

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